Exhibit 5.8

October 16, 2020

Arden Companies, LLC

c/o Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, California 94597

Re:    Registration of Guaranty by Arden Companies, LLC of 4.125% Senior Notes Due 2030 of Central Garden & Pet Company

Ladies and Gentlemen:

We have acted as special Michigan counsel to Arden Companies, LLC, a Michigan limited liability company (the “Michigan Guarantor”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of Central Garden & Pet Company’s, a Delaware corporation and the sole manager and member of the Michigan Guarantor (the “Issuer”), 4.125% Senior Notes due 2030 (the “Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (File No. 333-221935) filed with the Securities and Exchange Commission (the “Commission”), which became effective upon filing with the Commission, as amended by Post-Effective Amendment No. 1 filed on October 1, 2020, which became effective on October 1, 2020 (as so amended, the “Registration Statement”), and as supplemented by the Preliminary Prospectus Supplement dated October 1, 2020 (the “Preliminary Prospectus Supplement”) and the Prospectus Supplement dated October 1, 2020 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), with the Notes to be guaranteed (the “Guarantees”) by certain direct and indirect domestic restricted subsidiaries of the Issuer (collectively, the “Guarantors”), including the Michigan Guarantor.

In our capacity as counsel to the Michigan Guarantor, we have examined originals or copies of (i) the Registration Statement and Prospectus Supplement, (ii) an Indenture, dated as of March 8, 2010 (the “Base Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by an Eleventh Supplemental Indenture to be dated as of the closing date of the issuance of the Notes (the “Eleventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), (iii) the underwriting agreement (the “Underwriting Agreement”), dated October 1, 2020, by and among the Issuer, the Guarantors, and BofA Securities, Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”), and (iv) such other limited liability company and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

The law covered by the opinions expressed in this opinion letter is limited to the following: (i) the federal law of the United States and (ii) the internal law of the State of Michigan, in each case as in effect on the date of this opinion letter, and we do not express any opinion concerning any other laws.

Arden Companies, LLC

October 16, 2020

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Michigan Guarantor is validly existing under the laws of the State of Michigan.

2.

Execution, delivery and performance by the Michigan Guarantor of the Eleventh Supplemental Indenture have been duly authorized by all necessary limited liability company action on the part of the Michigan Guarantor, and the Eleventh Supplemental Indenture has been duly executed and delivered (to the extent such delivery is governed by the internal law of the State of Michigan) by the Michigan Guarantor.

3.	The Guarantees of the Michigan Guarantor have been duly authorized by all necessary limited liability company action on the part of the Michigan Guarantor.

Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance and voidable transaction laws and laws restricting distributions by Michigan limited liability companies), general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Issuer being filed on the date hereof, and incorporated by reference into the Registration Statement. We hereby consent to the reference to our firm under the caption “Legal Matters” in the Preliminary Prospectus Supplement and the Prospectus Supplement, each dated October 1, 2020, filed with the Commission on October 1, 2020 and October 5, 2020, respectively. In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/s/ HONIGMAN LLP
HONIGMAN LLP